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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

        VersaTel Telecom Europe B.V.

        VersaTel Telecom Netherlands B.V.

        VersaTel Telecom Belgium N.V.

        Bizztel Telematica B.V.

        CS Net B.V.

        CS Engineering B.V.

        Amstel Alpha B.V.

        7-Klapper Beheer B.V.

        ITinera Services N.V.

        Svianed B.V.